Exhibit 10.29.2

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (this “Agreement”) is entered into as of December 23, 2002 by and between Exult, Inc. (the “Company”) and Kevin M. Campbell (“Executive”).

A. Executive and the Company are parties to a Severance Agreement dated October 31, 2000 (the “Old Severance Agreement”).

B. Concurrently herewith, Executive and the Company are entering into an Employment Restructuring Agreement (the “ERA”) pursuant to which Executive and the Company are making changes to various features of Executive’s employment with the Company.

C. This Agreement is entered into pursuant to the ERA to replace the Old Severance Agreement and set forth certain rights of Executive in connection with certain termination of his employment.

Therefore, the Company and Executive hereby agree as follows:

1. If a Triggering Event occurs, but subject to Sections 2 and 3:

(a) (i) Covered Options that had not vested as of the date of the Triggering Event but that would have vested if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event will vest and become exercisable, and (ii) all shares previously issued upon exercise of Covered Options prior to vesting that would have become free of repurchase rights if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event will become free of repurchase rights, as of the date of the Triggering Event, notwithstanding any unsatisfied vesting conditions applicable thereto. Covered Options that accelerate in accordance with this Section 1(a) will be governed by the Plan pursuant to which they were granted, including for purposes of the period for which they will remain exercisable, except to the extent the plan is modified by a written agreement between Executive and the Company. Covered Options that had not vested as of the date of the Triggering Event and that do not accelerate according to this provision will, unless otherwise provided by the Amended and Restated Stock Option Addendum entered into by Executive and the Company concurrently herewith, be cancelled.

(b) The Company or its successor will pay Executive the Severance Payment in a lump sum within 15 days after the date of the Triggering Event or, if later, on the date the condition described in Section 3 is satisfied.

(c) If Executive qualifies to continue to receive insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse Executive for the cost of coverage for Executive and Executive’s eligible dependents who were covered under Company-sponsored insurance on the date of notice of the Triggering Event for a period of 365 days after the date of the Triggering Event under COBRA. The amount of reimbursement shall be equal to the actual premiums Executive pays.

(d) In addition, if the Triggering Event occurs after the date that a Management Change first occurs, then the Supplemental Shares shall vest. Shares of Specified Restricted Stock that had not vested as of the date of the Triggering Event and that do not accelerate according to this provision will, unless otherwise provided by the Amended and Restated Stock Option Addendum entered into by Executive and the Company concurrently herewith, be cancelled.

2. (a) If Executive receives benefits under Section 1 of this Agreement in connection with a Triggering Event not involving any Change in Control (as defined at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto) and not involving any breach by the Company in any material respect of Executive’s Employment Agreement or any other material legal obligation to Executive, then within five (5) days of the Triggering Event the Company’s CEO may specify a list of companies deemed, in the CEO’s reasonable good-faith judgment, to be engaged or planning to engage in business activities competitive with the Company (“Listed Companies”). If, without prior written consent of the Company’s CEO, at any time within 365 days after the Triggering Event Executive directly or indirectly (i) participates in the ownership, management, operation or control of, or is employed or contracted by, or otherwise engaged in any business relationship for Executive’s compensation or remuneration or investment with, any of the Listed Companies, or (ii) agrees to do any of the things described in (i), then the Company shall be entitled without consideration or obligation to Executive to cease payments to Executive under this Agreement and to recover from Executive any cash payments made to Executive pursuant to Section 1(b) of this Agreement, and to cancel any stock options that vested pursuant to Section 1(a) of this Agreement but have not been exercised, and to rescind any exercise of any stock options that vested pursuant to Section 1(a) of this Agreement and any vesting of Supplemental Shares that vested pursuant to Section 1(d) of this Agreement. Any restrictions imposed on Executive and Company rights under this Section 2(a) will be (or become) void if the Triggering Event occurs at any time during the period from 60 days before until 548 days after a Change in Control.

(b) If at any time before the third anniversary of the Triggering Event Executive (i) breaches in any material respect any contractual, legal or fiduciary obligation to the Company, and if such breach is susceptible of cure, fails to cure such breach within 30 days of the Company’s delivery to Executive of notice of the breach and demand for cure, or (ii) disparages in any material respect the Company or any other person or entity included among the “Released Parties” as defined in Exhibit A, then the Company shall be entitled without consideration or obligation to Executive to cease payments to Executive under this Agreement and to recover from Executive any cash payments made to Executive pursuant to Section 1(b) of this Agreement, and to cancel any stock options that vested pursuant to Section 1(a) of this Agreement but have not been exercised, and to rescind any exercise of any stock options that vested pursuant to Section 1(a) of this Agreement and any vesting of Supplemental Shares that vested pursuant to Section 1(d) of this Agreement. Any obligation of the Company to provide benefits to Executive will be suspended during any applicable cure period.

(c) The Company may exercise its rights under this Section 2 in whole or part by giving Executive written notice at any time or from time to time within 180 days after becoming aware of the activities described above. Within ten days after receiving such notice from the Company, Executive shall repay to the Company the cash payments made to Executive pursuant to Section 1(b) of this Agreement, and return to the Company all shares of stock Executive received in connection with any rescinded option exercise or vesting of Supplemental Shares, or if Executive has transferred such shares, then pay to the Company in cash the equivalent value thereof at the time of their transfer. If Executive returns stock option shares to the Company pursuant to the foregoing, the Company will return to Executive the aggregate exercise price Executive paid for the shares, in the Company’s discretion either by paying Executive cash, or by reduction of amounts Executive owes the Company. If Executive has transferred stock option shares and is therefore obligated to pay the Company the value thereof pursuant to the foregoing, Executive may deduct from that payment any portion of the aggregate exercise price Executive paid to the Company for the shares that has not been paid to Executive by the Company in its discretion either in cash or by reduction of amounts Executive owes the Company.

3. The benefits provided to Executive under this Agreement will in each case be contingent upon and subject to Executive’s execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release substantially in the form attached hereto as Exhibit A.

4. The benefits provided to Executive under this Agreement will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Executive, and Executive will be responsible for all income taxes payable as a result of receipt of benefits under this letter, without gross-up or other assistance from the Company except as may be provided by separate written agreement between the Company and Executive. Notwithstanding anything herein to the contrary, the Company’s obligation to pay or provide any benefits under this Agreement may be reduced in offset by the amount of any (i) monetary obligation Executive has to the Company or any of its Affiliates and/or (ii) liability of the Company or any of its Affiliates to a third-party as a result of any conduct by Executive that is outside the scope of Executive’s employment with the Company.

5. The following definitions apply for purposes of this Agreement:

“Affiliate” of the Company means any person or entity controlling, controlled by, or under common control with the Company.

“Cause” means (i) Executive has engaged in any “Misconduct” as defined at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto; or (ii) Executive’s conviction of, or plea of nolo contendere to, any felony or misdemeanor in which the actions forming the basis for the charges for which Executive was convicted or to which Executive pled nolo contendere manifested moral turpitude or fraud by Executive, or that has a material adverse effect (including without limitation reputational effect) upon the Company, or that demonstrates that Executive is manifestly unfit for a position of leadership and trust in the Company.

“Covered Options” means (i) all options to purchase capital stock of the Company or its successor issued to Executive at any time before execution of this Agreement other than options to purchase up to 476,667 shares granted on November 29, 2000 and options to purchase up to 23,333 shares granted on January 9, 2001, (ii) all options to purchase capital stock of the Company or its successor issued to Executive at any time after execution of this Agreement other than options that the Company specifies at any time within 30 days before or after the date of issuance thereof are not Covered Options, and (iii) all options or other securities issued in replacement for Covered Options, other than restricted stock issued to Executive pursuant to that certain Restricted Stock Agreement between Executive and the Company dated as of December 23, 2002 (the “RSA”). Unvested restricted stock granted to Executive pursuant to the RSA will not be considered Covered Options.

“Disability” means Permanent Disability as defined in the Company’s 2000 Equity Incentive Plan, or the successor plan thereto.

“Executive Officers” means officers of the Company or its Affiliates in favor of whom the Company has entered into a severance agreement substantially in the form hereof.

“Fair Market Value” of a share of Specified Restricted Stock means the arithmetic mean of the closing price as reported in The Wall Street Journal (Western Edition) for a share of the Company’s common stock on the Nasdaq National Market, or such other exchange or system as may then represent the primary market for trading in the Company’s common stock, for each of the 20 consecutive trading days ending on the date of the Triggering Event, or if that date is not a trading day, then on the last trading day preceding the date of the Triggering Event.

Resignation with “Good Reason” means (i) breach by the Company of Executive’s Employment Agreement or any other material legal obligation to Executive in any material respect and failure to cure such breach within 15 days of receipt from Executive of a written demand for cure delivered to the Company within 60 days after Executive became aware of the breach, followed by resignation by Executive of Executive’s employment within 30 days after the end of such 15-day cure period; or (ii) resignation by Executive of Executive’s employment within 30 days after (A) being directed to relocate Executive’s primary work location by more than 25 miles, which relocation would increase Executive’s commuting distance over the distance to Executive’s primary work location before the change; (B) Executive’s level of responsibility, duties, title or reporting relationships are diminished in any material way; (C) Executive’s annual salary is reduced below $400,000 or by more than 15% in any 365-day period; (D) after January 1, 2006, Executive’s bonus or other incentive compensation eligibility or participation is reduced disproportionately to other Executive Officers, taking into account relative annual salary levels (provided that non-payment to Executive of incentive compensation because of Executive’s failure to achieve reasonable performance milestones consistent with a written incentive compensation plan that was fairly administered will not constitute Good Reason); or (E) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction to assume in full all of the obligations of the Company under this Agreement.

“Management Change” means either (i) the position of Chief Executive Officer of the Company is held by some person other than James C. Madden, V., if the position of Chief

Executive Officer was not offered in good faith to Executive; or (ii) more than half of the members of the Board of Directors of the Company are persons who were not directors of the Company on the date of this Agreement, provided that any representative of General Atlantic Partners or its affiliates who becomes a member of the Board of Directors of the Company will be considered to have been a member of the board on the date of this Agreement.

“Severance Payment” means the lesser of $300,000 or Campbell’s annual salary as in effect on the date of the Triggering Event.

“Specified Restricted Stock” means 550,000 shares of common stock of the Company issued to Executive, and subject to restrictions, pursuant to the RSA.

“Supplemental Shares” means the lesser of (i) such number of shares of Specified Restricted Stock that had not vested as of the date of the Triggering Event according to the RSA but that would have vested if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event; or (ii) such number of shares of Specified Restricted Stock that had not vested as of the date of the Triggering Event according to the RSA as have a Fair Market Value of $1,000,000 as of the date of the Triggering Event.

“Triggering Event” means the Company or its successor terminates Executive’s employment under any circumstances other than for Cause, death or Disability; or Executive resigns Executive’s employment with Good Reason. The date of the Triggering Event will be the date Executive’s employment terminates.

6. (a) Except as described in the third sentence of this Section 6(a), this Agreement supersedes any and all (i) previous agreements (including without limitation the Old Severance Agreement), plans or addenda related to severance benefits payable to Executive, all of which are hereby terminated and of no further force or effect, and (ii) contrary provisions of any plan pursuant to which Covered Options or Supplemental Shares are granted. In addition, the benefits payable to Executive hereunder are in lieu of any other severance benefits under any other plan or agreement of the Company implemented or entered into before the date of this Agreement. However, this Agreement is a supplement to, and not a limitation of, the rights of Executive under the plans pursuant to which the Covered Options or Supplemental Shares were issued, and nothing in this Agreement limits acceleration of stock options or other benefits provided to Executive under stock option plans of the Company or separate written agreements entered into by the Company on or after the date hereof.

(b) If Executive becomes entitled to the benefits provided under this Agreement, then Section 4.14 of the Company’s 2000 Equity Incentive Plan, and any similar provisions of any other plan or agreement otherwise applicable to Executive or Covered Options or Supplemental Shares, will cease to apply in circumstances described in item (a) of the definition of “Misconduct” in the 2000 Equity Incentive Plan (describing competitive activities), but this will not limit Section 2(a) of this Agreement.

7. Sections 10(b) [Notices], 10(d) [Governing Law; Severability], 10(e) [Remedies], 10(f) [Arbitration], 10(g) [Waivers; Amendments] and 10(h) [Counterparts] of the Employment Agreement shall be applicable to this Agreement as though set forth herein. Without limiting the foregoing, it is specifically intended that the prevailing party in disputes hereunder be entitled to recover attorneys’ fees and costs as set forth in Section 10(f) of the Employment Agreement.

In witness whereof, the Company and Executive have entered into this Agreement as of the date first above set forth.

EXULT, INC.

By:
	James C. Madden, V President and CEO	Kevin M. Campbell

EXHIBIT A

RELEASE

THIS RELEASE (this “Release”) is entered into as of                                 , by Kevin M. Campbell (“Executive”) in favor of Exult, Inc. (“Exult” or the “Company”) and certain other parties as set forth herein.

Contingent upon Executive’s execution and delivery to the Company of this Release, the Company is obligated to provide certain benefits to Executive pursuant to the Exult, Inc. Executive Severance Plan and related Amended and Restated Severance Agreement entered into as of December 23, 2003 by and between Executive and the Company and/or that certain Amended and Restated Stock Option Addendum entered into as of December 23, 2003 by and between Executive and the Company (the “Severance Arrangements”). In consideration of the receipt by Executive of benefits pursuant to the Severance Arrangements, Executive hereby agrees as follows:

1. Total Obligation. Executive acknowledges and agrees that the benefits provided pursuant to the Severance Arrangements, along with the payments listed on Schedule 1 to this Release for any accrued unpaid vacation, salary and bonus payments, receipt of which is hereby acknowledged, are the sole and exclusive amounts which the Company is obligated to pay to Executive, and all other claims for compensation in any form, including but not limited to commissions, bonuses, consulting fees and overtime wages are hereby waived. The cash payment portion of the benefits the Company is obligated to provide to Executive pursuant to the Severance Arrangements may be reduced in offset by the amount of any monetary obligation of Executive to the Company or to an affiliate of the Company.

2. Release.

(a) As of the Effective Date, Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns, does hereby fully and forever release, discharge and acquit the Company, its affiliates and their respective current and former members, partners, principals, shareholders, directors, officers, agents, attorneys, predecessors, employees, representatives, clients, suppliers, service providers, and contractors and the successors and assigns of each of them (“Released Parties”), of and from any and all charges, grievances, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys’ fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising out of, relating to or in any way connected with (i) Executive’s employment or retention with the Company or its affiliates; (ii) the termination of Executive’s employment or retention; (iii) any violation of local, state or federal law, including, but not limited to, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act (“OWBPA”), Americans with Disabilities Act, California Fair Employment & Housing Act, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1866, Rehabilitation Act of 1973, as amended, Employee

Retirement Income Security Act of 1974, as amended, claims under the California Labor Code or other comparable state laws; (iv) wrongful termination, breach of the covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation; and (v) any other event, act or omission arising on or before the Effective Date (the “Released Matters”). Notwithstanding the foregoing, the Released Matters shall not include any claims by Executive for: (A) Executive’s rights under the Severance Arrangements and this Release; (B) Executive’s rights to benefits under Exult’s 401(k) plan and any other written plan or written arrangement pursuant to which Executive received benefits that have accrued and vested as the time of termination of Executive’s employment; (C) Executive’s rights pursuant to the applicable stock option plan to exercise stock options granted to Executive that are vested (including without limitation pursuant to the Severance Arrangements) but not exercised or revoked pursuant to the applicable stock option plan or the Severance Arrangements, and other rights of Executive pursuant to the plan pursuant to which such stock options were granted or written agreements related to such stock options; (D) statutory rights arising solely as a result of Executive’s ownership of Exult shares and held in common with other Exult stockholders; (E) any claim Executive may make for unemployment or workers’ compensation benefits; or (F) rights to defense, indemnity, and reimbursement pursuant to any written plan or written commitment of the Company.

(b) Executive specifically agrees not to claim, and has waived any right to claim, to have been under duress in connection with the review, negotiation, execution and delivery of this Release.

(c) Executive acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Released Matters, and that by signing this Release, Executive is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Parties for all claims Executive has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).

(d) Executive represents and warrants that Executive understands California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive, being aware of Section 1542, hereby expressly waives any and all rights Executive may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Release shall act as a release of all future claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages incurred at any time after the date of this Release resulting from the acts or omissions which occurred on or before the date of this Release of any of the Released Parties.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Released Matters which Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of all such Released Matters.

3. No Claims. Executive represents and warrants that Executive has not instituted any complaints, charges, lawsuits or other proceedings against any Released Parties with any governmental agency, court, arbitration agency or tribunal. Executive further agrees that, except to the extent that applicable law prohibits such agreements, Executive will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, charge, lawsuit or other proceeding or action against any Released Parties at any time hereafter for any Released Matters, (ii) assist, encourage, or support employees or former employees or stockholders or former stockholders of Exult or any of its affiliates in connection with any lawsuit, charge, claim or action they may initiate, unless compelled to testify by appropriate civil processes; or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Release are illegal, invalid, not binding, unenforceable or against public policy. In addition, Executive will refrain from bringing or dismiss, as applicable, any claim against any third party if any Released Party would be required to defend or indemnify that third party in connection with such claim. If any agency or court assumes jurisdiction of any complaint, charge, or lawsuit against Exult or any Released Party, on Executive’s behalf, Executive agrees to immediately notify such agency or court, in writing, of the existence of this Release, including providing a copy of it and to request, in writing, that such agency or court dismiss the matter with prejudice.

4. Advice of Counsel. Executive represents and agrees that he or she fully understands his or her right to discuss, and that Exult has advised Executive to discuss, all aspects of this Release with Executive’s private attorney, that Executive has carefully read and fully understands all the provisions of the Release, that Executive understands its final and binding effect, that Executive is competent to sign this Release and that Executive is voluntarily entering into this Release.

5. Acknowledgment. Executive represents and agrees that in executing this Release Executive relies solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Executive’s rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Release, to induce Executive to execute this Release. Executive further acknowledges that Executive is not executing this Release in reliance on any promise, representation, or warranty not contained in this Release.

6. Return of Property. Executive will immediately return all Exult property, documents, files, records, equipment, instruction manuals and other items concerning the business of Exult, its parent or subsidiary companies, or any related entity that are in Executive’s possession or under Executive’s control.

7. Non-Disclosure. Executive shall keep the terms of this Release confidential, and, with the exception of his spouse and legal counsel or as compelled by law, Executive will not disclose any information concerning this Release to anyone.

8. Binding on Successors and Assigns. This Release shall inure to the benefit of and be binding upon the successors and assigns of Exult and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns.

9. Arbitration. Executive acknowledges and agrees that any dispute regarding the application, interpretation or breach of this Release will be subject to final and binding arbitration before the American Arbitration Association (“AAA”) (an entity unaffiliated with Exult which provides arbitration services), which will be the exclusive remedy for such claim or dispute. Such claim or dispute shall be resolved by one (1) arbitrator that shall be mutually selected by Executive and Exult. If Executive and Exult cannot mutually select an arbitrator, the arbitrator shall be appointed in accordance with the then-existing commercial arbitration rules of the AAA. Any resolution, opinion or order of the AAA may be entered as a judgment in any court of competent jurisdiction. This Release shall be admissible in any proceeding to enforce its terms.

10. Severability. If any provision of this Release is found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release

11. Governing Law. This Release shall be construed and interpreted in accordance with California law.

12. Proprietary Information Agreement. Executive hereby reaffirms all of Executive’s agreements and covenants set forth in that certain Proprietary Information and Inventions Agreement by and between Executive and Exult.

13. Entire Agreement. This Release contains the entire agreement and understanding between Executive and Exult regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral regarding the subject matter hereof. This Release cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and Exult.

14. Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Facsimile transmission of this Release and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original and will be binding for all purposes.

15. Review and Effectiveness.

(a) This Section 15(a) applies only if Executive is aged under forty (40). This Release is effective as of the date first written above (the “Effective Date”).

(b) This Section 15(b) applies only if Executive is aged forty (40) and above.

(i) Executive acknowledges that prior to signing this Release, Executive was offered up to forty-five (45) days to consider whether to sign this Release. Executive further acknowledges receiving the disclosures required under the ADEA and OWBPA attached hereto.

(ii) Executive understands that he or she is entitled to revoke this Release within seven (7) days after its execution. The eighth (8th) day after Executive’s execution and delivery of this Release will be the “Effective Date”. This Release will be effective and enforceable beginning on the Effective Date unless Executive delivers written revocation of this Release to Exult’s Chief Executive Officer at 4 Park Plaza, Suite 1000, Irvine, California 92614, facsimile 949/553-1541 before the Effective Date, in which case this Release will be of no force or effect; and

(iii) Executive acknowledges that Section 4 regarding Executive’s consultation with his attorney applies, among other things to the ADEA and OWBPA.

IN WITNESS WHEREOF, Executive has executed this Release as of the date first written above.

EXECUTIVE

Kevin M. Campbell

Schedule 1 to

Release

Calculate Executive’s accrued unpaid vacation, and any salary and bonus amounts that are payable. These should be listed on this schedule and paid at the time of termination.

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